Exhibit 10.90

SETTLEMENT AGREEMENT
AND MUTUAL RELEASE OF CLAIMS

          This SETTLEMENT AGREEMENT AND MUTUAL RELEASE OF CLAIMS (“Agreement”) is made and entered into this 28th day of March, 2003, by and between Synbiotics Corporation, a California corporation (“Synbiotics”), on the one hand, and Heska Corporation, a Delaware corporation (“Heska”), on the other hand.  (Heska or Synbiotics, or both, shall sometimes be referred to as the “Party” or the “Parties”, as the context indicates.)

RECITALS

          A.          Synbiotics is in the business of developing, manufacturing and marketing veterinary diagnostics, vaccines and other animal heath related products worldwide.

          B.          Heska is in the business of developing, manufacturing and marketing innovative health products for dogs, cats and horses.

          C.          Synbiotics is the owner of United States Patent No. 4,789,631 issued on December 6, 1988 to Edward T. Maggio, entitled “Immunoassay for Anti-Dirofilaria Immitis Antibody” (the “‘631 Patent”).

          D.          Heska is the owner of United States Patent No. 6,391,569 B1 issued on May 21, 2002 to Robert B. Grieve, et al., entitled “Method to Detect Dirofilaria Immitis Infection” (the “‘569 Patent”).

          E.          On or about November 12, 1998, Synbiotics filed a lawsuit against Heska entitled Synbiotics Corporation vs. Heska Corporation, United States District Court for the Southern District of California, Case No. 98 CV 2076 TW (the “Complaint”), in which it asserted claims for damages and injunctive relief against Heska for Heska’s alleged infringement of the ‘631 Patent.  On or about January 15, 1999, Heska filed an Answer and Counterclaim and on or about June 1, 1999, Heska filed an Amended Answer and Counterclaim (the “Counterclaim”).  In the Counterclaim, Heska denied the claims asserted in the Complaint and sought a declaration from the court that the ‘631 Patent was invalid, unenforceable and not infringed by Heska.  Synbiotics filed a Reply in which it denied the claims asserted in the Counterclaim.  The proceedings relating to the Complaint and the Counterclaim shall hereinafter be referred to as the “Lawsuit.”

          F.          The Parties intend to resolve their dispute in accordance with the terms of this Agreement and to fully and finally compromise, settle and discharge all claims, controversies, demands, actions or causes of action which each may have or claim to have against the other.

[*] Certain confidential portions of this Exhibit were omitted by means of redacting a portion of the text (the “Mark”). This Exhibit has been filed separately with the Secretary of the Securities and Exchange Commission without the Mark pursuant to an Application

Requesting Confidential Treatment under Rule 12b-24 under the Securities Exchange Act of 1934.

TERMS OF AGREEMENT

          NOW THEREFORE, in consideration of the mutual promises contained herein and for good and valuable consideration, the Parties agree as follows:

                    1.          Payment by Heska.

                                 1.1.           Within the earlier of (a) thirty (30) days after the complete execution of this Agreement or (b) April 30, 2003 if the Agreement has been signed by both Parties,  Heska shall pay Synbiotics the sum of TWO HUNDRED FIFTY THOUSAND DOLLARS AND NO CENTS ($250,000.00) in the form of wire transfer pursuant to written instructions provided by Synbiotics.

                                 1.2.           Heska agrees to pay Synbiotics TWO HUNDRED SIXTY-FIVE THOUSAND DOLLARS AND NO CENTS ($265,000.00) in twenty-four (24) equal installments by check in the amount of  ELEVEN THOUSAND FORTY-ONE DOLLARS AND SIXTY-SIX CENTS ($11,041.66) per month, due without notice or grace period on or before the fifth day of each month beginning January 2004.  Such payment will be made by check, payable to Synbiotics Corporation, and will be sent to the address provided by Synbiotics in writing.

                    2.          License of ‘631 Patent to Heska.

                                 2.1.           Synbiotics will provide a non-exclusive license to Heska under the ‘631 Patent, in the form of the license attached hereto as Attachment 1, for Heska to make, have made, use, sell and have sold “Mab-based Licensed Products” as defined therein.  Under this license, Heska will pay Synbiotics an annual royalty of [*] of net sales of Mab-based Licensed Products for the remaining life of the ‘631 Patent (i.e., for sales made from the effective date of the license through and including December 6, 2005), with royalty payments under the license for a given year to be made in a lump sum no later than each April 30 of the succeeding year.

                                 2.2.           Synbiotics will further provide a [*] non-exclusive license to Heska under the ‘631 Patent, in the form of the license attached hereto as Attachment 1, for Heska to make, have made, use, sell and have sold “Di33-based Licensed Products” as defined therein.

                    3.          License of ‘569 Patent to Synbiotics.  Heska will provide a [*] non-exclusive license to Synbiotics under the ‘569 Patent, in the form of the license attached hereto as Attachment 2, for Synbiotics to make, have made, use, sell and have sold products for the detection of heartworm antibodies in non-adapted hosts using Di33 protein.  This license shall be coterminous with the ‘569 Patent and shall expire on September 18, 2016.

                    4.          Entry of Consent Judgment and Enforcement of Settlement.  Simultaneously with the execution of this Agreement by both Synbiotics and Heska, the Parties shall execute and have entered by the United States District Court, Southern District of California, the Consent Judgment and Injunction attached hereto as Attachment 3, and further agree to enter into and file all other documents that may reasonably be required to effectuate the entry of a consent judgment and injunction.

                    5.          Mutual and General Release of Claims.

                                 5.1.           Synbiotics releases any present or future claims, known or unknown, which it may have against Heska arising out of, or related in any way to (i) any alleged past infringement by Heska of any claims of the ‘631 Patent by Heska; and (ii) the filing and prosecution of the Counterclaim by Heska.  Thereby, Synbiotics irrevocably and unconditionally releases Heska and its officers, directors, employees, agents, attorneys, shareholders, partners, affiliates, customers, insurers, successors and assigns, from all manner of causes of action, lawsuits, claims, demands, charges, liabilities or complaints of whatever kind, present or future, known or unknown, which arise out of or relate to in any way to (i) any alleged past infringement by Heska of any claims of the ‘631 Patent by Heska; and (ii) the filing and prosecution of the Counterclaim by Heska.  Excluded from this release are all obligations set forth in (i) this Agreement, (ii) the licenses for the ‘631 and ‘569 Patents described in Articles 2 and 3 of this Agreement, and (iii) the Consent Judgment and Injunction described in Article 4 (the “Integrated Agreement”).

                                 5.2.           Heska releases any present or future claims, known or unknown, which it may have against Synbiotics arising out of, or related in any way to (i) any possible past infringement by Synbiotics of any claims of the ‘569 Patent; and (ii) the filing and prosecution of the Complaint by Synbiotics.  Thereby, Heska irrevocably and unconditionally releases Synbiotics and its officers, directors, employees, agents, attorneys, shareholders, partners, affiliates, customers, insurers, successors and assigns, from all manner of causes of action, lawsuits, claims, demands, charges, liabilities or complaints of whatever kind, present or future, known or unknown, which arise out of or relate to (i) any possible past infringement by Synbiotics of any claims of the ‘569 Patent; and (ii) the filing and prosecution of the Complaint. Excluded from this release are all obligations set forth in the Integrated Agreement.

                                 5.3.           Synbiotics and Heska each acknowledges that it may hereafter discover facts different from, or in addition to, those which it now knows or believes to be true with respect to all or any of the liabilities, claims, defenses, causes of action, costs or demands herein released.  Nevertheless, each agrees that the releases set forth herein shall be and remain effective in all respects, notwithstanding the discovery of such additional or different facts.  Synbiotics and Heska each waives any and all rights and benefits conferred by the provisions of Section 1542 of the Civil Code of the State of California, and any similar law of any state or territory of the United States or any other jurisdiction.  Said Section 1542 provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

                                 5.4.           Synbiotics and Heska agree that the releases they have given to each other will become effective upon their execution of this Agreement.

                                 5.5.           Synbiotics and Heska each represents and warrants that nothing which would have been released hereunder if owned by them on the date hereof has been transferred, assigned, or given away prior to the date hereof to any person, firm, or entity which would not be bound hereby.

                    6.          Confidentiality.  The Parties and their attorneys and representatives shall treat the terms of the Integrated Agreement as confidential and shall use commercially reasonable efforts not to voluntarily disclose such terms to any third persons, except to the extent required by governmental agencies (including, but not limited to, the Securities and Exchange Commission, regulatory agencies and the like), applicable laws or court order.

          The Parties acknowledge that each Party is a public company which may from time to time be required to report and discuss the Integrated Agreement, and its commercial effects, and/or include the Integrated Agreement as an exhibit, in its reports under the Securities Exchange Act of 1934 and/or its registration statements.  The Parties therefore agree as follows with regard to disclosures in SEC filings.  Each of Synbiotics and Heska shall, in its respective Form 10-K for the year ended December 31, 2002, make in Item 3 of Part I of Form 10-K the disclosures regarding the Lawsuit and the Integrated Agreement which are set forth on Attachment 4 hereto, and only such disclosures regarding the Lawsuit and the Integrated Agreement.   Either Party shall be entitled to include the Integrated Agreement as an exhibit in its Form 10-Q for the quarter ended March 31, 2003, or in any other SEC filing; provided however that any such filing shall be accompanied by a Request for Confidential Treatment filed with the Office of the Secretary of the SEC under Rule 406 of the Securities Act of 1933 or Rule 24b-2 of the Securities Exchange Act of 1934.  Prior to any such filing, the Parties shall redact such portions thereof as Heska requests Synbiotics to redact and which Synbiotics (after consultation with Heska) in good faith concludes, on the basis of the advice of Synbiotics’ outside counsel, that it is entitled by law to redact

          The parties further acknowledge that in time the SEC will grant, grant in part, or deny such application for confidential treatment.  To the extent that such application is granted only in part or is denied (or the confidential treatment grant is later revoked in whole or in  part by the SEC), then thereafter the extent to which either Party is required to maintain in its SEC filings the confidentiality of specific provisions of the Integrated Agreement shall be governed not by the extent of the original redactions but rather by the extent of the redactions as allowed by the SEC.

          The Parties acknowledge that either Party may from time to time be required to make other references, in various SEC filings, to the Integrated Agreement and/or its commercial effects (for example, in financial statements and in MD&A), or to the Lawsuit as an example of patent litigation.  Either Party shall be entitled to make such disclosures in their respective SEC filings to the extent that either Party concludes in good faith, on the basis of the advice of outside counsel, and after consultation with the other Party as contemplated by the following paragraph, that such disclosure is required by law, so long as such disclosure is limited to the minimum amount that the first Party concludes, in good faith, on the basis of the advice of outside counsel, is necessary to comply with such law.

          If either Party (the “Disclosing Party”) determines that it is required by law or court order to disclose in SEC filings or elsewhere any additional provisions of this Agreement, above and beyond what is allowable as set forth above, it will provide reasonable notice to the other Party (the “Non-Disclosing” Party) and will consult in good faith with the Non-Disclosing Party before such disclosure; and to the extent that the law entitles the Non-Disclosing Party to do so in its own name and right, the Non-Disclosing Party shall be entitled to seek a protective order or other confidential treatment.

          If either Party desires to make any further public disclosure, not required by law or court order, above and beyond what is allowable as set forth above, it shall not make any such disclosure without the prior written approval of the other Party.

          Notwithstanding anything foregoing to the contrary, either Party shall in all events be allowed to (i) disclose non-confidentially to any person, either in a SEC filing or otherwise, any information which the other Party has disclosed in the publicly available portion of any SEC filing or disclosed to any third party who has no obligation of confidentiality with regard to such information, and (ii) disclose confidentially to any current or prospective lending financial institution, or any prospective acquirer or investor, the unredacted Integrated Agreement.

          The Parties do not intend for the confidentiality provisions of this Agreement to supersede, modify, amend, cancel or alter in any way the terms of other nondisclosure agreements previously entered into between them; provided that the terms of this Section 6 shall control any conflict with the terms of any such nondisclosure agreements.

                    7.          Compromise, Adjustment and Settlement.

                                 7.1.           This entire Agreement, including the Parties’ consent to the issuance of the Consent Judgment and Injunction (attached hereto as Attachment 3) by the United States District Court, Southern District Of California, is the result of good faith compromise of disputed claims, demands and liabilities, including attorneys’ fees or other costs incurred in connection with the Lawsuit, and shall not be considered an admission of liability or responsibility by either Party for any purpose not otherwise contemplated by this Agreement.

                                 7.2.           Each Party will bear its own costs, expenses, and attorneys’ fees, whether taxable or otherwise, incurred in, arising out of or in any way related to the matters forborne herein including, without limitation, the Lawsuit.

                    8.          California Law.  This Agreement shall be governed by and interpreted in accordance with the laws of the State of California. The Parties agree that the United States District Court, Southern District of California has jurisdiction over each of them and will retain jurisdiction to interpret and enforce the terms and provisions of the Integrated Agreement, including the terms and provisions of the attached licenses and Consent Judgment and Injunction.

                    9.          Representations and Warranties.  The Parties warrant that no other person or entity has claimed or now claims any interest in the subject to which this Settlement Agreement relates, and that they have the sole right and exclusive authority to execute this Settlement Agreement.

                    10.         Voluntary and Knowing.  This Settlement Agreement is executed voluntarily and without any duress or undue influence on the Parties hereto.  The Parties acknowledge that:

                                  10.1.           They have read this Settlement Agreement;

                                  10.2.           They have been represented in the preparation, negotiation and execution of this Settlement Agreement by legal counsel of their own choice; and

                                  10.3.           They are fully aware of the legal and binding effect of this Settlement Agreement and sign the same of their own free will.

                    11.         Binding Effect.  Synbiotics and Heska agree that this Agreement, and each of its parts, shall be binding upon and inure to the benefit of each of their respective heirs, representatives, executors, administrators, successors and assigns.

                    12.         Severability.  In the event any provision of this Agreement shall be determined to be invalid, illegal or unenforceable, such provision shall be severable from the remainder of the Agreement, and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

                    13.         Counterparts.  This Agreement may be executed in counterparts, each of which is deemed to be an original, but all of which together shall constitute one and the same instrument.  Facsimile and photocopy signatures shall carry the same force and effect, and shall bind the Parties hereto in the same manner, as original signatures to the Settlement Agreement.

                    14.         Integration and Modification.  Each Party represents and warrants that as of the date of the full execution of this Settlement Agreement, no promise, inducement or agreement not expressed herein has been made to it in connection with the Integrated Agreement, and that the Integrated Agreement contains the entire agreement between the Parties as to the subject matter relating hereto and supersedes any previous agreements, negotiations, promises or understandings between them as to the subject matter contained herein.  It is expressly agreed that this Agreement may not be altered, modified or amended except by a writing duly executed by the undersigned Parties.

                    15.         Construction.

                                  15.1.           The language and terms of this Settlement Agreement are to be understood in their ordinary sense (except where otherwise defined herein) and are not to be interpreted in a technical manner so as to unfairly deprive any Party of substantive rights.

                                  15.2.           The text of this Settlement Agreement is the product of negotiation among both Parties and is not to be construed as having been prepared by one Party or the other.

                    16.         Warranty of Authorized Signatories.  Each of the signatories to this Agreement warrants and represents that he or she is competent and authorized to enter into this Agreement on behalf of the Party for whom he or she purports to sign.

                    17.         Termination.  Synbiotics may terminate this Agreement by written notice to Heska if Heska is in default of its payment obligations under Section 1 and has not cured such default within [*] after receipt from Synbiotics of written notice of such breach.  In the event of such termination, each Party shall remain responsible for its breaches and obligations accrued before the date of termination.  The Consent Judgment and Injunction shall remain in place.

                    18.         Waiver.  Failure at any time to require performance of any of the provisions herein shall not waive or diminish a Party’s right thereafter to demand compliance therewith or with any other provision. Waiver of any default shall not waive any other default. A Party shall not be deemed to have waived any rights hereunder unless such waiver is in writing and signed by a duly authorized officer of the Party making such waiver.

                    19.         Survival.  The provisions of Article 6 shall survive the expiration or termination of this Agreement.

SYNBIOTICS CORPORATION

By:	/s/ PAUL R. HAYS

Name:	Paul R. Hays

Title:	President

HESKA CORPORATION

By:	/s/ CAROL TALKINGTON VERSER

Name:	Carol Talkington Verser, Ph.D.

Title:	Executive Vice President

Attachment 1

License Agreement

Incorporated herein by reference to Exhibit 10.91 to this quarterly report on Form 10-Q.

Attachment 2

License Agreement

Incorporated herein by reference to Exhibit 10.92 to this quarterly report on Form 10-Q.

Attachment 3

Consent Judgment and Injunction

Incorporated herein by reference to Exhibit 10.93 to this quarterly report on Form 10-Q.

Attachment 4

In November 1998, Synbiotics Corporation filed a lawsuit against Heska Corporation in the United States District Court for the Southern District of California alleging that Heska infringed a patent owned by Synbiotics relating to heartworm diagnostic technology.

In March 2003, Synbiotics and Heska entered into settlement and license agreements which have resolved all outstanding claims in the lawsuit. As part of those agreements, each party has licensed certain intellectual property rights from the other party, including Heska licensing from Synbiotics the patent relating to the heartworm diagnostic technology.